Exhibit 3

EXECUTION VERSION

SHAREHOLDERS AGREEMENT

by and between

TELSTRA HOLDINGS PTY LIMITED

and

YUN CHEN CAPITAL CAYMAN

Dated as of June 21, 2016

i

Annex A:	Definitions

Exhibit A:	Form of Joinder Agreement

Schedule 1:	Share Ownership

Schedule 2:	List of Designees

ii

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (including the annex, exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of June 21, 2016 (the “Execution Date”), is made by and between Telstra Holdings Pty Limited, a company incorporated under the Laws (as defined in Section 2.4) of the Commonwealth of Australia (“Telstra”), and Yun Chen Capital Cayman, an exempted company incorporated under the Laws of the Cayman Islands (“Ping An”, together with Telstra, the “Shareholders”, and each, a “Shareholder”).

RECITALS

WHEREAS, Telstra and Ping An are parties to a share purchase agreement, dated as of April 15, 2016 (the “Share Purchase Agreement”), pursuant to which Telstra agreed to sell, and Ping An agreed to purchase, a certain number of Class A ordinary shares (the “Class A Ordinary Shares”) that were converted in accordance with the Articles of Association of Autohome Inc., an exempted company incorporated under the Laws of the Cayman Islands whose American depositary shares are listed on the New York Stock Exchange (the “Company”), from an equal number of Class B ordinary shares of the Company; and

WHEREAS, the Shareholders desire to address certain relationships among themselves with respect to corporate governance, voting and certain other matters.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Shareholders agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES

Each Shareholder hereby represents and warrants, severally and not jointly, in respect of itself to the other Shareholder as follows:

1.1                               Ownership of the Shares. As of the Execution Date and after giving effect to the purchase of the Class A Ordinary Shares as contemplated by the Share Purchase Agreement, such Shareholder is the sole legal record owner of the Class A Ordinary Shares listed opposite such Shareholder’s name in Schedule 1. Except for this Agreement, the Share Purchase Agreement, and, in the case of Telstra, the investors rights agreement, dated as of November 4, 2013, by and among the Company, Telstra and certain minority shareholders of the Company listed therein, such Shareholder is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting of such Class A Ordinary Shares.

1.2                               Organization and Qualification. Such Shareholder is a legal entity duly organized and validly existing as a company in good standing (to the extent such concept is applicable) under the applicable Laws of such Shareholder’s jurisdiction of formation.

1.3                               Authority; Approval. Such Shareholder has all right, power and authority to enter into and perform its obligations under this Agreement and has all requisite organizational power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

1.4                               No Violation. The execution, delivery and performance of this Agreement by such Shareholder does not, and the consummation and effectiveness of the Transaction will not, constitute or result in a breach or violation of, or a default under, the certificates of incorporation and by-laws or comparable governing documents of such Shareholder.

ARTICLE II

GOVERNANCE

2.1                               Board Composition.

(a)                                 Each Shareholder shall take all actions available to it in its capacity as a shareholder of the Company, which includes causing its Designee(s) (as defined below) to take actions available to them in their capacity as directors of the Company, that are necessary to maintain the following representations on the board of directors of the Company (the “Board”):

(i)                                     five (5) directors who have been nominated by Ping An, until Ping An together with its Permitted Transferees (as defined below) (collectively, the “Ping An Shareholder Group”) owns fewer than 49,457,735 of the issued and outstanding shares of all classes of share capital of the Company (the “Shares”) (such number to be adjusted from time to time to reflect any stock split, reverse stock split, stock dividend, combination or similar event, in each case effected with respect to the Shares after the Execution Date);

(ii)                                  four (4) directors who have been nominated by Ping An, until the Ping An Shareholder Group owns fewer than 37,093,301 Shares (such number to be adjusted from time to time to reflect any stock split, reverse stock split, stock dividend, combination or similar event, in each case effected with respect to the Shares after the Execution Date);

(iii)                               three (3) directors who have been nominated by Ping An, until the Ping An Shareholder Group owns fewer than 24,728,867 Shares (such number to be adjusted from time to time to reflect any stock split, reverse stock split, stock dividend, combination or similar event, in each case effected with respect to the Shares after the Execution Date);

(iv)                              two (2) directors who have been nominated by Ping An, until the Ping An Shareholder Group owns fewer than 12,364,434 Shares (such number to be adjusted from time to time to reflect any stock split, reverse stock split, stock dividend, combination or other similar event, in each case effected with respect to the Shares after the Execution Date;

(v)                                 one (1) director who has been nominated by Ping An, until the Ping An Shareholder Group owns fewer than 6,182,217 Shares (such number to be adjusted from time to time to reflect any stock split, reverse stock split, stock dividend, combination or similar event, in each case effected with respect to the Shares after the Execution Date) (such directors described in clauses (i), (ii), (iii), (iv) and (v) above, the “Ping An Designees”); and

(vi)                              one (1) director who has been nominated by Telstra, until Telstra and its Permitted Transferees (collectively, the “Telstra Shareholder Group”) owns fewer than 6,182,217 Shares (such number to be adjusted from time to time to reflect any stock split, reverse stock split, stock dividend, combination or similar event, in each case effected with respect to the Shares after the Execution Date) (such director, the “Telstra Designee” and, together with Ping An Designees, the “Designees”).

(b)                                 As used in this Agreement,

(i)                                     “Permitted Transferee” means with respect to each Shareholder any Affiliate (as defined below) of such Shareholder to whom such Shareholder transfers Shares; provided that any such Affiliate of the Shareholder agrees in writing to be bound by the terms and conditions of this Agreement in a joinder agreement substantially in the form attached hereto as Exhibit A; provided further that that upon an transferee ceasing to be an Affiliate of such Shareholder, such Shares will be immediately transferred back to the Shareholder or its respective Affiliate concurrently with the act that causes such Affiliate to cease being an Affiliate of such Shareholder;

(ii)                                  “Affiliate” or “Affiliates” means, with respect to a Person (as defined in Section 4.5(b)), any other Person controlling, controlled by or under common control with such Person; provided, however, that the term Affiliate shall not include the Company or its subsidiaries; provided further, that for the purposes of this Agreement the Company’s subsidiaries shall include variable interest entities controlled by the Company; provided further, that no Shareholder shall be deemed to be an Affiliate of any other Shareholder or any other Shareholder’s controlled Affiliates; and

(iii)                               “control”, including correlative terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

(c)                                  The Designees on the Execution Date are the individuals set forth in Schedule 2.

2.2                               Board Size. Each Shareholder shall cause its Designee(s) to refrain from supporting resolutions and actions by written consent of the Board that propose to increase the size of the Board to more than eleven (11) directors if such resolutions or actions by written consent are tabled by the Board.

2.3                               Chairman. Each Shareholder shall cause its Designee(s) to support resolutions and actions by written consent of the Board that maintain or appoint to the position of chairman of the Board a Ping An Designee selected by Ping An if such resolutions or actions by written consent are tabled by the Board; provided that each Shareholder’s obligations under this Section 2.3 shall automatically terminate upon the earlier of (a) the date on which the number of Shares owned by the Ping An Shareholder Group represents less than twenty-five percent (25%) of the total number of issued and outstanding Shares on a fully diluted basis and (b) the date on which a Person other than Ping An or a Permitted Transferee of Ping An owns a greater number of Shares than the number of Shares owned by the Ping An Shareholder Group. As used in this Agreement, “fully diluted” means, as of a particular time, the total outstanding Shares as of such time, determined by treating all outstanding options, warrants and other rights for the purchase or other acquisition of Shares (whether or not then vested or exercisable) as having been exercised and by treating all outstanding securities directly or indirectly convertible into or exchangeable for Shares (whether or not then exercisable or convertible) as having been so converted or exchanged.

2.4                               Limits on Shareholder Obligations. Any obligation of a Shareholder under this Agreement is qualified by any fiduciary duties under applicable Law to which the Designees of such Shareholder are subject; provided that any Designee taking or refraining from taking action pursuant to the foregoing shall have received written advice from a legal counsel external to such Shareholder (a “Qualified Legal Counsel”) that taking or refraining from taking such action would be inconsistent with such Designee’s fiduciary duties under applicable Law. The Shareholder whose Designee is taking or refraining from taking action pursuant to the foregoing qualification with respect to fiduciary duties will appoint Appleby as Qualified Legal Counsel; provided, however, that if Appleby does not accept such appointment, then such Shareholder shall appoint Ogiers as Qualified Legal Counsel; provided further that if neither Appleby nor Ogiers accepts such appointment, then such Shareholder shall appoint Campbells as Qualified Legal Counsel. If none of Appleby, Ogier or Campbells accepts such appointment as Qualified Legal Counsel, then such Shareholder shall appoint as Qualified Legal Counsel a firm from among those ranked within Band 1 through Band 4 by Chambers and Partners under its “Corporate & Finance — Cayman Islands” directory or any comparable list published by Chambers and Partners; provided further that if Chambers and Partners ceases to rank legal counsel practicing the law of the Cayman Islands, then such Shareholder shall appoint any external counsel as Qualified Legal Counsel. Notwithstanding the foregoing, if the Company is organized under the laws of a jurisdiction other than the Cayman Islands, then the Shareholder appointing a Qualified Legal Counsel shall appoint a counsel reasonably acceptable to the other Shareholder. As used in this Agreement, “Law” or “Laws” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any

U.S. or non-U.S. governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

ARTICLE III

CERTAIN OTHER COVENANTS

3.1                               Right of First Refusal.

(a)                                 Notice of Offer. If Telstra intends to sell all or any part of the Shares it owns pursuant to a bona fide offer to buy from a Person that is not Ping An or an Affiliate of Ping An (the “Proposed ROFR Purchaser”), Telstra shall submit a written notice (the “ROFR Notice”) to Ping An stating the name of the Proposed ROFR Purchaser, the number of Shares proposed to be sold by Telstra (the “Offered Shares”), the material terms and conditions, including price, of the proposed sale relating to the proposed sale.

(b)                                 Exercise of Right of First Refusal. Ping An shall have fifteen (15) Business Days from the date Telstra issues the ROFR Notice, which shall be irrevocable for such time, to provide a written offer to Telstra to purchase all (but not less than all) of the Offered Shares on terms, including price, no less favorable to Telstra than those reflected in the ROFR Notice (the “ROFR Offer”). Any ROFR Offer shall be irrevocable by Ping An and shall constitute a binding agreement. As used in this Agreement, “Business Day”, and collectively referred to as “Business Days”, means a day (other than a Saturday or Sunday or public holiday) on which banks are open for general corporate business in each of George Town, Cayman Islands; Hong Kong; Melbourne, Australia; New York, United States of America and Beijing, People’s Republic of China.

(c)                                  Closing. The closing of any purchase of Shares by Ping An pursuant to this Section 3.1 (the “ROFR Closing”) shall occur on such date as may be agreed by Ping An and Telstra, but in no event later than thirty (30) Business Days after the date on which the ROFR Notice is deemed to have been accepted. At the ROFR Closing, if all necessary conditions of the ROFR Closing have been satisfied or waived: (i) Telstra shall deliver to Ping An (x) an instrument of transfer executed by Telstra in favor of Ping An and (y) either an extract of the Register of Members of the Company, dated as of the date of the ROFR Closing and duly certified by the registered office provider of the Company, evidencing Ping An’s ownership of the Offered Shares set out in the ROFR Offer or a certificate or certificates representing the Offered Shares; and (ii) Ping An shall deliver to Telstra the purchase price for the Offered Shares in cash, by wire transfer of immediately available funds to an account designated by Telstra, such account to be designated by Telstra no later than five (5) Business Days prior to the ROFR Closing.

(d)                                 Waiver of Right of First Refusal. If Ping An elects not to purchase the Offered Shares, fails to give a ROFR Offer within fifteen (15) Business Days of the date the ROFR Notice was received or does not purchase the Offered Shares at the ROFR Closing due to Ping An’s failure to satisfy a condition of the ROFR Notice, then, subject to Section 3.1(a), Telstra may within seventy (70) Business Days thereafter sell up to all of the Offered Shares to the Proposed ROFR Purchaser, at a price and upon terms and conditions no more favorable to the Proposed ROFR Purchaser than the price and terms and conditions specified in the ROFR Notice. In the event Telstra has not sold the Offered Shares within such seventy (70) Business Day period, the rights of Ping An under this Section 3.1 shall be deemed to be revived and the Offered Shares shall not be sold to the Proposed ROFR Purchaser unless Telstra submits a new ROFR Notice to Ping An and otherwise complies with this Section 3.1.

(e)                                  Exclusions. Notwithstanding Section 3.1(a), none of the following transactions shall be subject to the right of first refusal described in this Section 3.1: (i) any transfer of Shares by Telstra to any Permitted Transferee; (ii) any sale in reliance on Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”); (iii) any sale of Shares pursuant to Rule 144 under the Securities Act; (iv) any sale of Shares to the public pursuant to a registration statement filed with, and declared effective by, the U.S. Securities and Exchange Commission under the Securities Act; and (v) other on-market sales; provided that in each of (ii) and (iv) above, any such sale shall be (x) to five (5) or more purchasers, none of which shall be Affiliates of any other such purchaser and (y) no more than five percent (5%) of the total number of issued and outstanding Shares on a fully diluted basis shall be transferred by Telstra in any such sale or series of such sales to any purchaser in aggregate with its Affiliates.

(f)                                   Termination. If immediately following a transfer of Shares by any member of the Ping An Shareholder Group the number of Shares owned by the Ping An Shareholder Group represents less than twenty-five percent (25%) of the issued and outstanding shares on a fully diluted basis of the Company, then Telstra’s obligations under this Section 3.1 shall automatically terminate.

3.2                               Standstill. For a period of six (6) months after the Execution Date, unless Telstra otherwise so approves in writing in advance, Ping An shall not, and shall cause its Affiliates and its and its Affiliates’ Representatives, when such Representatives are acting on behalf of Ping An or its Affiliates, not to (and Ping An and its Affiliates and its and its Affiliates’ Representatives, when such Representatives are acting on behalf of Ping An or its Affiliates, will not assist or form a group within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) in concert or participate with or encourage other Persons to), directly or indirectly, acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, beneficial ownership (within the meaning of Section 13(d)(1) of the Exchange Act), of any option, warrant, convertible security or other equity security of the Company other than any Share purchase by Ping An pursuant to the Share Purchase Agreement, provided, that, the foregoing restriction shall not apply to: (a) any such securities issued at any time by the Company; (b) open market purchases by the Affiliates of Ping An in the respective ordinary course of such Affiliates’ businesses so long as the aggregate amount of Shares purchased by all such Affiliates within any calendar year is less than five percent (5%) of the total outstanding Shares of the Company as of January 1 of such calendar year, as calculated on a fully diluted basis; and (c) any purchase of Offered Shares pursuant to Section 3.1.

3.3                               No Conflicting Proxies or Other Agreements. Neither Shareholder shall (a) enter into any contract, agreement or other instrument, (b) grant any proxy, consent or power of attorney or (c) otherwise take any other action, in each case, that would have the effect of requiring, causing or permitting such Shareholder or its respective Designees to vote or execute any consent in a manner that would materially impair the Shareholder’s ability to perform its obligations under this Agreement.

3.4                               Information. Each Shareholder shall provide such information as may be reasonably requested by the other Shareholder, not otherwise available to the requesting Shareholder and necessary in order for the requesting Shareholder to comply with disclosure and filing obligations under Sections 13(d) and 13(g) of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

MISCELLANEOUS AND GENERAL

4.1                               Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Shareholder, or in the case of a waiver, by the Shareholder against whom the waiver is to be effective. No failure or delay by any Shareholder in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in this Article IV.

4.2                               Expenses. Each Shareholder will bear its own fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, including all fees and expenses of its and its Affiliates’ directors, officers, employees, accountants, agents, counsel and other representatives (“Representatives”).

4.3                               Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

4.4                               Governing Law and Venue; Specific Performance.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(b)                                 Subject to Section 4.4(c), any disputes, actions and proceedings against any Shareholder arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the arbitration rules of the HKIAC (the “Arbitration Rules”) in force at the relevant time, except as such rules are modified or displaced by any of the provisions of this Agreement. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree to the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Arbitration Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Shareholders irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)                                  Notwithstanding the foregoing, the Shareholders hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 4.4, any Shareholder may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 4.4(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 4.4(b) in any way.

(d)                                 The Shareholders agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Shareholders shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction, this being in addition to any other remedy to which such Shareholder is entitled at law or in equity.

4.5                               Notices.

(a)                                 Each Shareholder shall provide written notice to the other Shareholder of any change in the number or proportion of issued and outstanding Shares owned by such Shareholder in aggregate with its Permitted Transferees that impacts the rights and obligations of the Shareholders under this Agreement. Such notice shall be provided within ten (10) Business Days of the date on which the notifying Shareholder or its Permitted Transferee acquires knowledge of the relevant change.

(b)                                 Any notice, request, instruction or other document to be given hereunder by any Shareholder to any other Shareholder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or overnight courier:

If to Ping An:

Yun Chen Capital Cayman,

PingAn Finance Building,

No. 1333 Lujiazui Loop,

Pudong District, Shanghai 200120,

People’s Republic of China.

Attention: 赵毅明 (直接投资部)

fax: (+86-21) 3382-7052

email: zhaoyiming188@pingan.com.cn

(with a copy to

Paul Hastings LLP,

43/F, Jing An Kerry Center Tower II,

Shanghai 200040,

People’s Republic of China.

Attention: Jia Yan

fax: (+86-21) 6170-6269)

email: jiayan@paulhastings.com

If to Telstra:

Telstra Holdings Pty Limited,

43/F One Island East,

18 Westlands Road, Quarry Bay,

Hong Kong.

Attention: Simon J. Brookes, General Counsel, International and New Business,

Telstra International Group

e-mail: simon.j.brookes@team.telstra.com

(with a copy to:

Sullivan & Cromwell,

Level 32,

101 Collins Street,

Melbourne, Victoria 3000

Australia.

Attention: Robert Chu

fax: (+61-3) 9654-2422)

e-mail: chur@sullcrom.com

or to such other natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity (a “Person”) or addresses as may be designated in writing by the Shareholder to receive such notice. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Shareholder upon actual receipt, if delivered personally, three (3) Business Days after deposit in the mail if sent by registered or certified mail, or upon confirmation of successful transmission if sent by facsimile or e-mail; provided that, if given by facsimile or e-mail, such notice, request, instruction or other document shall be confirmed by the receiving party within one (1) Business Day of receipt by dispatch pursuant to one of the other methods described herein or on the next Business Day after deposit with an overnight courier.

4.6                               Entire Agreement. This Agreement (including the annex, exhibits and schedules hereto) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Shareholders, with respect to the subject matter hereof. EACH SHAREHOLDER AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF THE SHAREHOLDERS MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER SHAREHOLDER OR THE OTHER SHAREHOLDER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; PROVIDED, HOWEVER, THAT NONE OF THE FOREGOING SHALL OPERATE TO LIMIT THE LIABILITY OF ANY OTHER PERSON IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING OUT OF FRAUD. NO SHAREHOLDER SHALL BE BOUND BY, OR BE LIABLE FOR, ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENT OF INTENTION NOT CONTAINED HEREIN.

4.7                               No Third-Party Beneficiaries. Each Shareholder hereby agrees that its respective representations, warranties and covenants set forth herein are solely for the benefit of the other Shareholder, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Shareholders any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

4.8                               Definitions. Each of the terms set forth in Annex A is defined in the section of this Agreement set forth opposite such term.

4.9                               Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable: (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

4.10                        Interpretation; Construction.

(a)                                 The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an annex, section or schedule, such reference shall be to an annex, clause, section or schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b)                                 The Shareholders have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Shareholders, and no presumption or burden of proof shall arise favoring or disfavoring any Shareholder by virtue of the authorship of any provision of this Agreement.

4.11                        Assignment. No Shareholder may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Shareholder. Any purported assignment in violation of this Agreement is void.

4.12                        Fulfillment of Obligations. Any obligation of any Shareholder to any other Shareholder under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Shareholder, shall be deemed to have been performed, satisfied or fulfilled by such Shareholder.

4.13                        Termination. This Agreement shall continue in full force and effect until the earlier of (a) the date on which the Shareholders agree in writing to terminate this Agreement and (b) the date on which either the Ping An Shareholder Group or the Telstra Shareholder Group ceases to own Shares, except that any such termination shall not affect the rights perfected or the obligations incurred by the Shareholders under this Agreement prior to such termination (including any liability for breach of this Agreement).

[Signature Pages Follows]

IN WITNESS WHEREOF, the Shareholders have caused this Agreement to be executed as of the date first written above.

Telstra Holdings Pty Limited

By:	/s/ Simon Brookes
	Name:	Simon Brookes
	Title:	Deputy Group General Counsel

[Signature Page to Shareholders Agreement]

Yun Chen Captital Cayman

By:	/s/ Liu Dong
	Name:	Liu Dong
	Title:	Director

[Signature Page to Shareholders Agreement]

ANNEX A

DEFINITIONS

Terms	Section

Affiliate	2.1(b)(ii)
Agreement	Preamble
Arbitration Rules	4.4(b)
Arbitrator	4.4(b)
Board	2.1(a)
Business Day	3.1(b)
Class A Ordinary Shares	Recitals
Company	Recitals
control	2.1(b)(iii)
Designees	2.1(a)(vi)
Exchange Act	3.3
Execution Date	Preamble
fully diluted	2.3
HKIAC	4.4(b)
Law	2.4
Offered Shares	3.1(a)
Permitted Transferee	2.1(b)
Person	4.5(b)
Ping An	Preamble
Ping An Designees	2.1(a)(v)
Ping An Shareholder Group	2.1(a)(i)
Proposed ROFR Purchaser	3.1(a)
Representatives	4.2
Qualified Legal Counsel	2.4
ROFR Closing	3.1(c)
ROFR Notice	3.1(a)
ROFR Offer	3.1(b)
Securities Act	3.1(e)
Share Purchase Agreement	Recitals
Shareholder	Preamble
Shares	2.1(a)(i)
Telstra	Preamble
Telstra Designee	2.1(a)(vi)
Telstra Shareholder Group	2.1(a)(vi)

EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER (this “Joinder”) to the Shareholders Agreement (as amended and supplemented from time to time, the “Agreement”), dated as of June 21, 2016, made by and between Telstra Holdings Pty Limited, a company incorporated under the Laws of the Commonwealth of Australia (“Telstra”), and Yun Chen Capital Cayman, an exempted company incorporated under the Laws of the Cayman Islands (“Ping An”), is made and entered into as of [ ], by and among [ ] (the “Holder”), Telstra and Ping An. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Holder desires to acquire certain Shares from [ ](the “Transferring Shareholder”), and pursuant to the Agreement the Holder is required, as a potential acquirer of Shares, to become a party to the Agreement, and the Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.                                      Agreement to be Bound. The Holder hereby agrees that, upon execution of this Joinder and as a condition of the transfer of Shares to the Holder, the Holder shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though the Holder was the Transferring Shareholder on the date thereof and shall be deemed to be the Transferring Shareholder for all purposes thereof.

2.                                      Representations and Warranties of the Holder. By executing and delivering this Joinder, the Holder represents and warrants that the Holder is, with respect to the Transferring Shareholder, an Affiliate.

3.                                      Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of, and be enforceable by, the non-transferring Shareholder and its successors and assigns and the Holder and any subsequent holders of Shares and the respective successors and assigns of each of them, so long as they hold any shares of Shares.

4.                                      Counterparts. This Joinder may be executed in separate counterparts, including by facsimile, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5.                                      Notices. For purposes of Section 4.5 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Attention]

[Facsimile Number]

6.                                 Governing Law. THIS JOINDER SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

7.                                 Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

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IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first written above.

[Holder]

By:
Name:
Title:

Acknowledged and agreed by:

Telstra Holdings Pty Limited

By:
Name:
Title:

Yun Chen Capital Cayman

By:
Name:
Title:

SCHEDULE 1

SHARE OWNERSHIP

	Name	Class of Shares	Number of Shares (as of the Execution Date)
1.	Telstra	Class A Ordinary Shares	7,420,820
2.	Ping An	Class A Ordinary Shares	54,403,508

SCHEDULE 2

LIST OF DESIGNEES

	Name	Status
1.	Dong Liu	Ping An Designee
2.	Min Lu	Ping An Designee
3.	Han Qiu	Ping An Designee
4.	Yong Sun	Ping An Designee
5.	Guo Ping Wang	Ping An Designee
6.	Cynthia Whelan	Telstra Designee